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Exhibit 99.1

For Immediate Release October 15, 2003	Media Contact: Dan Quinn 617-591-5894	Investor Contact: Sally Curley 617-591-7140

Genzyme Corp. Reports Financial Results for Third Quarter of 2003

Strong Revenue Growth Seen in All Major Product Lines

        CAMBRIDGE, Mass.—Genzyme Corp. (Nasdaq: GENZ) today reported financial results for the third quarter of 2003. With growth across all product lines, total revenues for the quarter were $437.0 million, up from $272.8 million recorded by Genzyme General in the same quarter last year. This quarter's results are the first Genzyme has reported since consolidating its tracking stock structure effective July 1.

        Net loss for the quarter was $95.7 million, or $0.43 per share, compared with net income for Genzyme General of $53.4 million, or $0.25 per diluted share, in the same quarter a year ago. Genzyme recorded several special items in the third quarter related to the acquisition of SangStat Medical Corporation on Sept. 11, and to actions the company took to exit certain non-core businesses. Excluding amortization and special items, net income for the third quarter was $84.6 million, or $0.37 per diluted share, compared with $57.9 million, or $0.27 per diluted share in the same quarter last year.

        Amortization in the third quarter totaled $19.3 million. Special items included a one-time charge of $158.0 million for in-process research and development related to the SangStat acquisition; a $13.8 million charge related to the discontinuation of sales of Focal-Seal® L surgical sealant; and a $2.2 million charge related to the second quarter divestiture of the cardiothoracic devices business.

        "This has been a very productive quarter for Genzyme, with strong revenue growth, the closing of the SangStat acquisition, advances in our pipeline, and continued progress in our two recent product launches," said Henri A. Termeer, chairman and chief executive officer, Genzyme Corporation. "We expect revenue momentum to continue, positioning us well to invest in the programs that will drive our growth over the long term."

        Total spending on SG&A and R&D rose over the same quarter last year, but declined as a percentage of revenue. The increase in SG&A spending is attributable to the Fabrazyme launch in the United States, the continued rollout of Fabrazyme and Renagel in Europe, and the addition of expenses from the Biosurgery and Oncology businesses. Increased R&D spending was due to an escalation of the Pompe development program, the advancement of the Niemann Pick B and CAT 192 development efforts, and the addition of the Oncology and Biosurgery R&D programs.

        The effective net tax rate in the third quarter was 35 percent. Excluding amortization and special items, the tax rate was 31 percent. Genzyme ended the third quarter with approximately $870 million in cash and marketable securities.

        Genzyme expects that it will exceed its full-year revenue and earnings guidance, and that its earnings per share in the fourth quarter will be in the range of $0.35 to $0.37 before amortization. On a GAAP basis, Genzyme anticipates EPS to reach $0.30-$0.32 per share. Genzyme anticipates an annual EPS growth rate of approximately 20 percent going forward.

Business Update

        Sales of Renagel® (sevelamer hydrochloride) phosphate binder for patients with end-stage renal disease on hemodialysis totaled $75.5 million, more than 100 percent higher than the $37.0 million recorded in the third quarter of last year and 14 percent higher than the second quarter of 2003. This quarter's revenue includes approximately $3.4 million in sales of bulk sevelamer to Chugai Pharmaceutical Co. Ltd., which is commercializing Renagel in Japan with its partner Kirin Brewery Co. Ltd. Genzyme is receiving royalties on product sales under the agreement with Chugai.

        Genzyme estimates that between 200,000 and 220,000 patients worldwide are now using Renagel, including 145,000-155,000 in the United States. Long-term prescription growth is expected to benefit from the recently issued K/DOQI clinical practice guidelines on bone disease and mineral metabolism developed by the National Kidney Foundation. The guidelines, issued to nephrologists on Oct. 1, identify Renagel as a first-line option for the management of phosphorus in patients on hemodialysis, set aggressive therapeutic goals for physicians in the management of phosphorus, and designate a broad set of patients for whom calcium-based phosphate binders are not appropriate. Renagel is the only calcium-free, metal-free phosphate binder available.

        Genzyme received final approval Oct. 8 from the U.S. Food and Drug Administration for its Renagel tableting facility in Waterford, Ireland. The facility had been approved by European officials last March. Bulk sevelamer is sent to the Waterford facility from Genzyme's Haverhill, UK, manufacturing plant, which was also recently approved by U.S. and E.U. regulatory authorities.

        Renagel inventory levels at U.S. wholesalers remain at the 4-5 week level.

        Sales of Fabrazyme ® (agalsidase beta) enzyme replacement therapy for Fabry disease were $21.5 million for the quarter, which included approximately $6.5 million in U.S. revenue following the launch of the product in the second quarter. Genzyme anticipates receiving Japanese approval for Fabrazyme in the fourth quarter, with launch in the first quarter of 2004.

        Revenue from sales of Aldurazyme® (laronidase) enzyme replacement therapy for patients with MPS I totaled $3.4 million in the quarter. Genzyme is commercializing Aldurazyme under a joint venture with BioMarin Pharmaceutical Inc. and, therefore, Aldurazyme sales are not included as part of Genzyme's total revenues. Sales remain on track with annual guidance of $10-$13 million issued at the time of launch.

        Sales of Cerezyme® (imiglucerase for injection) enzyme replacement therapy for patients with Type 1 Gaucher disease were $189.2 million, an increase of 20 percent from sales of $157.5 million for the third quarter of last year. This quarter's revenue included a bulk purchase from Eastern Europe of approximately $5 million. Future tender-related shipments of this kind are expected next year, but their timing is unpredictable given the business and economic patterns seen in individual countries.

        Revenue from Thyrogen® (thyrotropin alfa for injection) rose to $11.4 million, up from $7.4 million in the third quarter last year.

        Genzyme's sales of Thymoglobulin® (anti-thymocyte globulin) and Lymphoglobuline® (anti-Thymocyte-globulin, equine), which are used to manage acute rejection following a kidney transplant, were $4.9 million for the last 19 days of the quarter. Because Genzyme acquired SangStat Medical Corporation on Sept. 11, this total represents only post-acquisition revenues.

        Genzyme has taken several steps to integrate the SangStat business into the company. SangStat's dedicated sales and marketing personnel will be retained by Genzyme, as will SangStat's manufacturing facility in Lyon, France. Genzyme plans to close SangStat's Fremont, California office on March 31, 2004.

        Synvisc® (hylan G-F 20) product and service revenue was $29.8 million, an increase of nine percent from $27.2 million in the third quarter a year ago. During the third quarter, Genzyme reached two important milestones intended to position Synvisc for long-term growth. The company filed for approval with the Japanese Ministry of Health, Labor and Welfare to market Synvisc in Japan for the treatment of pain from osteoarthritis. Product launch in Japan could take place as soon as 2006.

Genzyme also received approval from the FDA to begin a U.S. pivotal trial to evaluate Synvisc as a treatment for pain from osteoarthritis of the hip, a use that is already approved in Europe.

        Sales of the Sepra™ family of products rose approximately nine percent to nearly $12 million in the quarter.

        Sales of diagnostic products and services were $46.6 million, an increase of 8 percent from $43.2 million in the third quarter last year.

Pipeline Update

        Genzyme made strong progress during the third quarter in advancing its product pipeline in immune-mediated diseases, rare genetic diseases, and other clinical areas. Most notably:

  •
  Patient enrollment is complete in the Phase 1/2 clinical trial of CAT-192, a human anti-TGF(beta) monoclonal antibody being investigated in collaboration with partner Cambridge Antibody Technology (CAT) for the treatment of scleroderma. Preliminary data are expected to be made available early in the first quarter of 2004.

  •
  A Phase 1 clinical trial of GENZ 29155, a small molecule for multiple sclerosis, is expected to begin around the end of the year. Genzyme held a successful pre-IND meeting with the Food and Drug Administration earlier this fall.

  •
  Genzyme recently announced an expansion of its clinical development program for Myozyme™, an enzyme replacement therapy being developed for the treatment of Pompe disease. Genzyme is currently conducting two clinical trials of Myozyme involving patients younger than three years of age with the infantile-onset form of Pompe disease. The company now plans to initiate clinical studies involving older children and adults, and to create special access programs that will increase the availability of Myozyme to patients in need who are unable to participate in clinical trials.

  •
  Last week the company announced an agreement with Transkaryotic Therapies to develop I2S, an enzyme replacement therapy for Hunter Syndrome, in Japan and the Pacific Rim. A pivotal trial of the product is underway in the United States. Genzyme anticipates conducting a bridging study in Japan that would commence in 2005. As part of the agreement, the companies reached a global settlement in which Genzyme agreed to withdraw from its patent suit against TKT, and TKT agreed not to initiate any patent litigation related to Aldurazyme.

  •
  Genzyme Oncology has received a $1 million milestone payment from its development partner Kirin related to the companies' joint anti-angiogenesis research program.

        Genzyme Corporation is a global biotechnology company dedicated to making a major positive impact on the lives of people with serious diseases. The company's broad product portfolio is focused on rare genetic disorders, renal disease, osteoarthritis and immune-mediated diseases, and includes an industry-leading array of diagnostic products and services. Genzyme's commitment to innovation continues today with research into novel approaches to cancer, heart disease, and other areas of unmet medical need. More than 5,300 Genzyme employees in offices around the globe serve patients in over 80 countries.

Safe harbor statement

        This press release contains forward-looking statements, including statements about: anticipated financial results for the fourth quarter of 2003 and the full year, including earnings per share and product revenues; Genzyme's anticipated growth rate; estimates concerning usage of Renagel; the anticipated impact of the K/DOQI guidelines on long-term patient growth; the anticipated receipt of marketing approval and launch of Fabrazyme in Japan and the expected timing thereof; expected sales of Aldurazyme; potential future tender-related purchases of Cerezyme; plans concerning the integration of SangStat, including the anticipated timing of the closure of the Freemont facility; and expectations concerning research and development programs, including the anticipated timing of preliminary data and clinical trials, a scheduled FDA panel meeting, and partnership plans. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others: Genzyme's actual results of operations for 2003; the effectiveness of cost control initiatives; the ability to successfully integrate SangStat's operations and programs and the time and resources required to do so; the accuracy of Genzyme's expectations concerning Renagel wholesaler inventory levels, Renagel end-user growth, and the payer mix for Renagel; the actual impact of the publication of K/DOQI guidelines on decisions made by physicians and patients; the ability to improve patient compliance and optimize dosing of Renagel; the ability to increase sales, market penetration and profit margins for Synvisc; the timing and content of submissions to and decisions made by the FDA and other regulatory authorities concerning Fabrazyme, the potential cell therapy for heart failure, Hylaform and other products; market acceptance of Thymoglobulin in expanded areas of use and in new geographic markets; whether competitors in the immunology field increase sales of their products, implement price reductions or introduce new products; the ability to identify additional patients for Genzyme and its partner's products; the ability to manufacture sufficient quantities of products for development and commercialization activities and to do so in a timely and cost efficient manner; the scope, validity and enforceability of patents and other proprietary rights held by third parties and the actual impact of such patents and other rights, if any, on our ability to commercialize products and services; the ability to obtain and maintain agreements with sublicensees, distributors and operators of fill/finish facilities; the continued operation and funding of our collaborations; the ability to successfully negotiate partnership arrangements for Tovelamer and to do so on acceptable terms; the timing and results of preclinical and clinical studies; enrollment rates for clinical trials; the availability and extent of reimbursement from third-party payers for products and services; the outcome of pending litigation and other proceedings and the associated costs in terms of management time and out-of-pocket expenses; the accuracy of Genzyme's information concerning the markets for its products and services, including growth projections and the competitive environment; foreign exchange rates for the remainder of the year; the impact, if any, of war and terrorist activities on the operations and activities of Genzyme and third parties, including regulatory authorities; and all of the risks and uncertainties described in reports filed by Genzyme with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including without limitation under the heading "Factors Affecting Future Operating Results" in Genzyme's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and under the heading "Risk Factors" in SangStat's 2002 Annual Report on Form 10-K. We caution investors not to place undue reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this press release, and we undertake no obligation to update or revise the statements.

        Genzyme®, Cerezyme®, Fabrazyme®, Renagel®, Thryogen® Synvisc® and Hylaform® are registered trademarks and Myozyme™ and Tovelamer™ are trademarks of Genzyme Corporation. Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC. WelChol® is a registered trademark of Sankyo Pharma Inc. SangStat®, Thymoglobulin® and Lympoglobulin® are registered trademarks of SangStat Medical Corporation or its subsidiaries. All rights reserved.

Conference call information

        There will be a conference call today at 11:00 a.m. ET to discuss Genzyme Corporation's third quarter financial results. If you would like to participate in the call, please dial 719-457-2642. A replay of this call will be available from 2:30 p.m. ET through midnight on Oct. 22 by dialing 719-457-0820. Please refer to reservation number 265281. This call will also be webcast live on the investors section of http://www.genzyme.com.

Upcoming Events

        Genzyme Corp. will report fourth-quarter 2003 financial results on February 19, 2004. If you would like to participate in the call, please dial 719-457-2642 at 11:00 a.m. ET. No passcode is necessary. Please refer to www.genzyme.com one week prior to the financial reporting date for any updates to this information and on the day of the call for any supplemental information. This call will also be webcast live at http://www.genzyme.com.

GENZYME GENERAL (GENZ)

Consolidated Statements of Operations

(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003(1)	2002	2003(1)	2002
Total revenues	$436,978	$272,823	$1,098,686	$782,138

Operating costs and expenses:
Cost of products and services sold	114,863	65,497	289,577	188,581
Selling, general and administrative	127,340	86,221	307,789	243,130
Research and development	82,974	54,407	198,137	174,720
Amortization of intangibles	19,267	9,814	38,876	29,255
Charge for in-process research and development (2)	158,000	—	158,000	—
Charge for impaired assets (3)	7,996	—	7,996	—

Total operating costs and expenses	510,440	215,939	1,000,375	635,686

Operating income (loss)	(73,462)	56,884	98,311	146,452

Other income (expenses):
Equity in net loss of unconsolidated affiliates	(5,503)	(2,387)	(14,501)	(10,429)
Gain (loss) on investments in equity securities	1,183	29	(2,437)	538
Other	(338)	(274)	1,216	578
Investment income	11,422	12,430	34,761	37,461
Interest expense	(4,382)	(4,258)	(12,987)	(13,477)

Total other income (expenses)	2,382	5,540	6,052	14,671

Income (loss) before income taxes	(71,080)	62,424	104,363	161,123
Provision for income taxes	(24,653)	(9,008)	(67,382)	(27,329)

Net income (loss)	$(95,733)	$53,416	$36,981	$133,794

Allocated to Genzyme General Stock (4):
Genzyme General division net income (loss)	$(95,733)	$44,518	$24,841	$113,238
Tax benefit allocated from Genzyme Biosurgery	—	6,325	8,720	13,618
Tax benefit allocated from Genzyme Molecular Oncology	—	2,573	3,420	6,938

Net income (loss) allocated to Genzyme General Stock	$(95,733)	$53,416	$36,981	$133,794

Net income (loss) per share of Genzyme General Stock:
Basic	$(0.43)	$0.25	$0.17	$0.63

Diluted (5)	$(0.43)	$0.25	$0.17	$0.61

Weighted average shares outstanding:
Basic	222,000	214,303	217,801	213,851

Diluted (5)	222,000	217,541	223,972	219,413

(1)
Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating earnings to Genzyme Biosurgery and Genzyme Molecular Oncology. From that date forward, all of our earnings are allocated to Genzyme General. Earnings or losses allocated to Genzyme Biosurgery and Genzyme Molecular Oncology prior to July 1, 2003 remain allocated to those divisions and are not affected by the elimination of our tracking stock structure.

(2)
Represents a charge for in-process research and development of $(158,000)K related to our acquisition of SangStat Medical Corporation in September 2003.

(3)
Represents impairment charges of $(7,996)K to write down the assets of our FocalSeal business in September 2003.

(4)
Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating earnings to Biosurgery Stock and Molecular Oncology Stock. From that date forward, all of our earnings are allocated to Genzyme General Stock. Earnings or losses allocated to Biosurgery Stock and Molecular Oncology Stock prior to July 1, 2003 remain allocated to those stocks and are not affected by the elimination of our tracking stock structure.

(5)
Net loss per share on a diluted basis and weighted average shares-diluted for the three months ended September 30, 2003 exclude: (i) the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme General Stock because the effect would be anti-dilutive due to our net loss for the period; and (ii) the potentially dilutive effect of the assumed conversion of the convertible subordinated debentures because the conditions for conversion had not been met. Net income per share on a diluted basis and weighted average shares-diluted for all periods, except the three months ended September 30, 2003, include the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme General Stock, but exclude the potentially dilutive effect of the assumed conversion of the convertible subordinated debentures because the conditions for conversion had not been met.

GENZYME GENERAL (GENZ)
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	September 30, 2003(1)	December 31, 2002
Cash and all marketable securities	$869,912	$1,149,145
Other current assets	771,396	633,501
Property, plant and equipment, net	926,572	749,840
Intangibles, net	1,565,681	933,360
Other assets	148,579	89,955

Total assets	$4,282,140	$3,555,801

Current liabilities	$435,131	$274,872
Noncurrent liabilities	1,065,650	695,045
Stockholders' equity	2,781,359	2,585,884

Total liabilities and stockholders' equity	$4,282,140	$3,555,801

(1)
Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating assets and liabilities to Genzyme Biosurgery and Genzyme Molecular Oncology. From that date forward, all assets and liabilities are allocated to Genzyme General.

GENZYME GENERAL

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

Quarter Ended September 30, 2003

(Amounts in thousands, except per share data)

	Before Gains (Charges) & Amortization	Focal Restructuring	CT Device Exit Costs	IPR&D	Amortization	Dilution Due to Net Loss	GAAP As Reported
Income Statement Classification:
Cost of products and services sold	$(110,697)	$(3,858)	$(308)				$(114,863)
Selling, general and administrative	$(123,485)	$(1,958)	$(1,897)				$(127,340)
Research and development	$(82,974)						$(82,974)
Charge for impaired assets	$—	$(7,996)					$(7,996)
Charge for in-process research and development	$—			$(158,000)			$(158,000)
Amortization of intangibles	$—				$(19,267)		$(19,267)

Summary:
Pretax profit (loss)	$122,204	$(13,812)	$(2,205)	$(158,000)	$(19,267)		$(71,080)
Provision for income taxes	(37,638)	5,083	812	—	7,090		(24,653)

Net income (loss)	$84,566	$(8,729)	$(1,393)	$(158,000)	$(12,177)		$(95,733)

Net income (loss) per share:
Basic	$0.38	$(0.04)	$(0.01)	$(0.71)	$(0.05)	$—	$(0.43)
Diluted	$0.37	$(0.04)	$(0.01)	$(0.69)	$(0.05)	$(0.01)	$(0.43	)(1)
Weighted average shares outstanding:
Basic	222,000	222,000	222,000	222,000	222,000	—	222,000
Diluted	228,617	228,617	228,617	228,617	228,617	6,617	222,000	(1)

(1)
Net loss per share on a diluted basis and weighted average shares-diluted for the three months ended September 30, 2003 exclude the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme General Stock because the effect would be anti-dilutive due to our net loss for the period.

Genzyme Corporation
October 15, 2003

        On June 30, 2003, Genzyme eliminated its tracking stock structure. As of July 1, 2003, Genzyme began operating and reporting its financials as one consolidated company, allocated to Genzyme General stock (GENZ). On the income statement and balance sheet labeled Genzyme General, the results reflect two quarters of tracking stock financials and one quarter of consolidated results, including the Biosurgery and Oncology businesses. On the income statement and balance sheet labeled Genzyme Corporation, the results reflect three quarters of consolidated results.

        Genzyme Corp. is organized into five financial reporting units. Currently, the products are assigned to business units as follows:

  •
  Renal business unit

      Renagel, including bulk sevelamer and royalties

  •
  Therapeutics business unit:

      Cerezyme
      Fabrazyme
      Thyrogen

  •
  SangStat business unit:

      Thymoglobulin and Lymphoglobuline
      Gengraf
      Celsior

  •
  Biosurgery business unit

      Synvisc
      Sepra family
      bulk HA
      Hylaform
      Carticel
      Epicel

  •
  Diagnostics business unit

      Diagnostic products
      Genetic testing services

  •
  Other

      WelChol
      phamaceutical intermediates
      oncology

GENZYME CORPORATION

Consolidated Statements of Operations

(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Total revenues	$436,978	$340,166	$1,237,740	$970,298

Operating costs and expenses:
Cost of products and services sold	114,863	93,641	346,252	273,774
Selling, general and administrative	127,340	115,514	372,371	329,354
Research and development	82,974	74,698	237,668	232,773
Amortization of intangibles	19,267	17,583	54,413	52,766
Charge for in-process research and development (1)	158,000	1,879	158,000	1,879
Charge for impaired goodwill (2)	—	—	102,792	—
Charge for impaired assets (3)	7,996	8,958	10,894	8,958

Total operating costs and expenses	510,440	312,273	1,282,390	899,504

Operating income (loss)	(73,462)	27,893	(44,650)	70,794

Other income (expenses):
Equity in net loss of unconsolidated affiliates	(5,503)	(2,387)	(14,501)	(10,429)
Gain (loss) on investments in equity securities	1,183	29	(2,437)	538
Loss on sale of product line (4)	—	—	(29,367)	—
Other	(338)	(234)	1,181	729
Investment income	11,422	12,956	35,464	39,017
Interest expense	(4,382)	(6,602)	(17,207)	(20,467)

Total other income (expenses)	2,382	3,762	(26,867)	9,388

Income (loss) before income taxes	(71,080)	31,655	(71,517)	80,182
Provision for income taxes	(24,653)	(6,600)	(53,377)	(20,031)

Net income (loss) before cumulative effect of change in accounting for goodwill	(95,733)	25,055	(124,894)	60,151
Cumulative effect of change in accounting for goodwill (5)	—	—	—	(98,270)

Net income (loss)	$(95,733)	$25,055	$(124,894)	$(38,119)

Net (loss) per share (6):
Basic	$(0.43)	—	$0.17	—

Diluted (7)	$(0.43)	—	$0.17	—

Weighted average shares outstanding:
Basic	222,000	—	217,801	—

Diluted (7)	222,000	—	223,972	—

Consolidated Statements of Operations
(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net income (loss) per share (continued):
Allocated to Genzyme General Stock (through June 30, 2003) (8):
Genzyme General division net income	—	$44,518	$120,574	$113,238
Tax benefit allocated from Genzyme Biosurgery	—	6,325	8,720	13,618
Tax benefit allocated from Genzyme Molecular Oncology	—	2,573	3,420	6,938

Net income allocated to Genzyme General Stock	—	$53,416	$132,714	$133,794

Net income per share of Genzyme General Stock:
Basic	—	$0.25	$0.62	$0.63

Diluted (9)	—	$0.25	$0.60	$0.61

Weighted average shares outstanding:
Basic	—	214,303	215,702	213,851

Diluted (9)	—	217,541	221,650	219,413

Allocated to Biosurgery Stock (6,8):
Division net loss before cumulative effect of change in accounting for goodwill	—	$(24,464)	$(166,656)	$(62,368)
Cumulative effect of change in accounting for goodwill (5)	—	—		(98,270)

Genzyme Biosurgery division net loss	—	(24,464)	(166,656)	(160,638)
Allocated tax benefit	—	2,408	14,005	7,298

Net loss allocated to Biosurgery Stock	—	$(22,056)	$(152,651)	$(153,340)

Net loss per share of Biosurgery Stock—basic and diluted:
Net loss per share before cumulative effect of change in accounting for goodwill	—	$(0.55)	$(3.76)	$(1.38)
Per share cumulative effect of change in accounting for goodwill (5)	—	—	—	(2.47)

Net loss per share of Biosurgery Stock—basic and diluted	—	$(0.55)	$(3.76)	$(3.85)

Weighted average shares outstanding		40,179	40,630	39,793
Allocated to Molecular Oncology Stock (6,8):
Net loss	—	$(6,305)	$(9,224)	$(18,573)

Net loss per share of Molecular Oncology Stock-basic and diluted	—	$(0.37)	$(0.54)	$(1.11)

Weighted average shares outstanding	—	16,847	16,958	16,804

(1)
Includes charges for in-process research and development of $(158,000)K in 2003 related to our acquisition of SangStat Medical Corporation in September 2003 and $(1,879)K in 2002 related to our investment in Myosix SA.

(2)
Represents the write off of the goodwill allocated to our orthopaedics reporting unit in June 2003 in accordance with Statement of Financial Accounting Standards, or SFAS, No. 142, "Goodwill and Other Intangible Assets."

(3)
In 2003, includes impairment charges of $(7,996)K in September 2003 to write down the assets related to our FocalSeal business and $(2,898)K in June 2003 to write down the carrying value of our cardiothoracic devices manufacturing facility in Fall River, Massachusetts to fair value. In 2002, represents the impairment charge to write down a bulk HA manufacturing facility in the United Kingdom.

(4)
Represents a loss on the sale of substantially all of the assets of our cardiothoracic devices business to Teleflex Inc. in June 2003.

(5)
Effective January 1, 2002, in connection with the provisions of SFAS No. 142, we ceased amortizing goodwill. In connection with the adoption of SFAS No. 142, we tested the goodwill of our cardiothoracic reporting unit for impairment and, as a result, reduced goodwill by recording a cumulative effect impairment charge of $98.3 million in our consolidated statements of operations in March 2002.

(6)
Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating earnings to Biosurgery Stock and Molecular Oncology Stock. From that date forward, all of our earnings are allocated to Genzyme General Stock.

(7)
Net loss per share on a diluted basis and weighted average shares-diluted for the three months ended September 30, 2003 exclude: (i) the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme General Stock because the effect would be anti-dilutive due to our net loss for the period; and (ii) the potentially dilutive effect of the assumed conversion of the convertible subordinated debentures because the conditions for conversion had not been met.

(8)
Earnings or losses allocated to Biosurgery Stock and Molecular Oncology Stock prior to July 1, 2003 remain allocated to those stocks and are not affected by the elimination of our tracking stock structure.

(9)
Net income per share on a diluted basis and weighted average shares-diluted for all periods, except the three months ended September 30, 2003, include the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme General Stock, but exclude the potentially dilutive effect of the assumed conversion of the convertible subordinated debentures because the conditions for conversion had not been met.

GENZYME CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited, amounts in thousands)

	September 30, 2003	December 31, 2002
Cash and all marketable securities	$869,912	$1,195,004
Other current assets	771,396	676,231
Property, plant and equipment, net	926,572	802,448
Intangibles, net	1,565,681	1,326,553
Other assets	148,579	82,813

Total assets	$4,282,140	$4,083,049

Current liabilities	$435,131	$607,800
Noncurrent liabilities	1,065,650	777,402
Stockholders' equity	2,781,359	2,697,847

Total liabilities and stockholders' equity	$4,282,140	$4,083,049

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Genzyme Corp. Reports Financial Results for Third Quarter of 2003
Strong Revenue Growth Seen in All Major Product Lines
GENZYME GENERAL (GENZ) Consolidated Statements of Operations (Unaudited, amounts in thousands, except per share amounts)
GENZYME GENERAL (GENZ) Condensed Consolidated Balance Sheets (Unaudited, amounts in thousands)
GENZYME GENERAL RECONCILIATION OF GAAP TO NON-GAAP EARNINGS Quarter Ended September 30, 2003 (Amounts in thousands, except per share data)
Genzyme Corporation October 15, 2003
GENZYME CORPORATION Consolidated Statements of Operations (Unaudited, amounts in thousands, except per share amounts)
Consolidated Statements of Operations (Unaudited, amounts in thousands, except per share amounts)
GENZYME CORPORATION Condensed Consolidated Balance Sheets (Unaudited, amounts in thousands)